EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) by Pencross Energy, LLC, a Texas Limited Liability Company, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, of Fermi Inc., a Texas corporation, and that this agreement may be included as an exhibit to such joint filing.

Dated: November 6, 2025

PENCROSS ENERGY, LLC

By:	/s/ Steven Meisel
Name: Steven Meisel
Title: Managing Member

STEVEN MEISEL

By:	/s/ Steven Meisel
Name: Steven Meisel